Hallie Elsner, Investors 212.969.6943 hallie.elsner@alliancebernstein.com	Jen Will, Media 212.969.1157 jen.will@alliancebernstein.com

AB ANNOUNCES NEW LEADERSHIP ROLES
Kate Burke appointed Chief Administrative Officer;
Karl Sprules named Head of Global Technology and Operations

New York, NY, June 5, 2019 -- AllianceBernstein L.P. ("AB") and AllianceBernstein Holding L.P. ("AB Holding") (NYSE: AB) today announced changes to the firm’s leadership. Kate Burke, previously Chief Talent Officer and Head of Human Capital, has been appointed Chief Administrative Officer (CAO). Karl Sprules, most recently Co-Head of Global Technology and Operations, has been named sole Head of Global Technology and Operations.
As CAO, Ms. Burke will oversee Finance, Legal, Compliance, Internal Audit, Human Capital, Corporate and Information Security, and Operations and Technology. In his role as Head of Global Technology and Operations, Mr. Sprules will lead the firm’s investments in new technology and infrastructure solutions to best serve clients.
“These changes are a testament of our commitment to fulfilling AB’s long-term succession plans, while recognizing the deep bench of talent within the firm,” said Seth Bernstein, President and CEO, AllianceBernstein. “I am confident Kate and Karl will help us to position AB for long-term success through innovation and best-in-class service to our clients.”
In conjunction with these new leadership appointments, Jim Gingrich, Chief Operating Officer, will retire from the firm no earlier than the end of 2020 and no later than the end of 2022 to allow for a smooth transition of his responsibilities. Mr. Gingrich will continue to oversee the relocation of the firm’s corporate headquarters to Nashville and strategy and operational execution within AB’s Client Group, Private Client and Bernstein Research business units. He will also continue to work closely with Mr. Bernstein on the broader firm strategy to reposition the company’s portfolio of investment services, as well as support Ms. Burke in strategic and operational planning.
“Our success depends in part upon our ability to evolve our organization and provide opportunities for our people to capitalize on industry changes to make AB more relevant to our clients. These leadership appointments enable Kate and Karl to build upon the strong capabilities we have in our corporate functions while allowing Jim to focus his considerable abilities on completing the Nashville transition as well as identify and pursue areas for AB to grow,” said Mr. Bernstein.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2019, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.2% of AllianceBernstein and AXA Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.6% economic interest in AllianceBernstein.

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Additional information about AB may be found on our website, www.alliancebernstein.com.

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